UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 16, 2005

Belden & Blake Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-20100	34-1686642
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Stoneham Road, North Canton, Ohio		44720
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-499-1660

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2005, the former partners of the direct parent of Belden & Blake Corporation ("Company"), Capital C Energy Operations, L.P. ("Capital C"), completed the sale of all of the partnership interests in Capital C to certain institutional funds managed by EnerVest Management Partners, Ltd. ("EnerVest"), a Houston-based privately held oil and gas operator and institutional funds manager. The sale resulted in a change in control of the Company ("Change in Control"). In connection with this transaction, the Company entered into the following material agreements on August 16, 2005.

The Company amended and restated its existing $170 million Credit Agreement, dated as of July 7, 2004 and amended as of July 22, 2004, by and among the Company, as borrower, certain subsidiaries of the Company named therein, as guarantors, the various lenders named therein, Goldman Sachs Credit Partners, L.P., as sole lead arranger, sole book runner, syndication agent and administrative agent, and General Electric Capital Corporation and National City Bank, as co-documentation agents, by entering into a First Amended and Restated Credit and Guaranty Agreement ("Amended Credit Agreement") by and among the Company and BNP Paribas, as sole lead arranger, sole book runner, syndication agent and administrative agent. The Amended Credit Agreement provides for loans and other extensions of credit to be made to the Company up to a maximum aggregate principal amount of $390 million. The obligations under the Amended Credit Agreement are secured by substantially all of the assets of the Company. The description of the material terms of the Amended Credit Agreement included in Item 2.03 of this Form 8-K is incorporated by reference into this Item.

In connection with the Company’s entry into the Amended Credit Agreement, the Company executed a Subordinated Promissory Note ("Note") in favor of Capital C in the maximum principal amount of $94 million. The description of the material terms of the Note included in Item 2.03 of this Form 8-K is incorporated by reference into this Item.

The Company amended and restated the Schedule and Credit Support Annex to its ISDA Master Agreement, dated as of June 30, 2004, by and between the Company and J. Aron & Company ("J. Aron Swap"), pursuant to which the Company has agreed, from time to time, to enter into cash-settled hedge transactions with J. Aron & Company, as hedge counterparty, in connection with various gas and oil commodity derivatives transactions. The amendments to the J. Aron Swap conform the terms of the Schedule and Credit Support Annex to the terms of the Amended Credit Agreement, change certain covenants and reduce the maximum amount of the letter of credit securing the hedge obligations from $55 million to $40 million.

In connection with the Change in Control transaction, the Company entered into Compensation Agreements ("Compensation Agreements"), each on substantially similar terms, with James A. Winne III, the Company’s former Chairman of the Board and Chief Executive Officer, and Michael Becci, the Company’s former President and Chief Operating Officer. The Compensation Agreements provide for a severance payment equal to $250,000 and the issuance of 17.1037 restricted shares of common stock in the Company, payable to each of Messrs. Winne and Becci promptly upon the Change in Control. In exchange for their severance payments, Messrs. Winne and Becci resigned as officers and directors of the Company effective August 16, 2005.

The Company entered into a Contingent Value Agreement ("Contingent Value Agreement") with the former partners of Capital C, Messrs. Becci and Winne, and the EnerVest funds that purchased Capital C. Under the Contingent Value Agreement, if properties are contributed to a publicly traded partnership or a publicly traded royalty trust ("MLP"), then the Company has agreed to pay the following aggregate amount to the former partners of Capital C, and Messrs. Becci and Winne:

· 20% of the difference between the value received for the assets upon transfer to a MLP and the book value of the assets, if the transfer occurs within one year following the Change of Control; and

· 10% of the difference between the value received for the assets upon transfer to a MLP and the book value of the assets, if the transfer occurs in the second year following the Change of Control.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Amended Credit Agreement provides for a revolving credit line in the aggregate principal amount of $350 million and a hedge letter of credit facility in the aggregate principal amount of $40 million. Borrowings under the Amended Credit Agreement may not exceed the borrowing base, which was initially set at $80.25 million, of which $57 million was drawn at closing.

Borrowings under the Amended Credit Agreement bear interest (i) at the greater of the prime rate or an adjusted federal funds rate, plus an applicable margin ranging from 0% to 0.625% based on the aggregate principal amount outstanding under the Amended Credit Agreement, or, (ii) at the Company’s option, the Eurodollar base rate plus an applicable margin ranging from 1.125% to 2.125% based on the aggregate principal amount outstanding under the Amended Credit Agreement. The full amount borrowed under the Amended Credit Agreement will mature on August 16, 2010.

The obligations under the Amended Credit Agreement are secured by a first lien security interest in substantially all of the assets of the Company. The obligations under the Amended Credit Agreement are further secured by a pledge of 100% of the capital stock of the Company held by Capital C, the Company’s parent.

The Amended Credit Agreement contains covenants that will limit the ability of the Company to, among other things, incur or guarantee additional indebtedness; create liens; pay dividends on or repurchase stock of the Company or its subsidiaries; pay principal and interest on certain subordinated debt; make certain types of investments; sell assets or merge with another entity; pledge or otherwise encumber the capital stock of the Company or its subsidiaries; or enter into transactions with affiliates. The Amended Credit Agreement also requires compliance with customary financial covenants, including a minimum interest coverage ratio, a maximum leverage ratio and a minimum current ratio.

Borrowings under the revolving credit line will be used by the Company for general corporate purposes, including refinancing of existing indebtedness. In accordance with the terms of the Amended Credit Agreement, letters of credit issued under the hedge letter of credit commitment and any related borrowings are to be used solely to secure payment of the Company’s obligations under the J. Aron Swap.

Under the Note, Capital C loaned $25 million to the Company. The Note accrues interest at a rate of 10% per annum and matures on August 16, 2012. Interest payments on the Note are due quarterly commencing September 30, 2005. In lieu of cash payments, the Company has the option to make interest payments on the Note by borrowing additional amounts against the Note. The Note has no prepayment penalty or premium and may be prepaid in whole or in part at any time. The Note is expressly subordinate to the Company’s senior debt, which includes obligations under the Amended Credit Agreement, the J. Aron Swap and notes issued under the Company’s Indenture dated July 7, 2004 with BNY Midwest Trust Company, as indenture trustee.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the Compensation Agreements included in Item 1.01 of this Form 8-K is incorporated by reference into this Item.

Item 5.01 Changes in Control of Registrant.

On July 5, 2005, Capital C Energy, LP and Capital C Energy Partners, L.P., the former partners of Capital C, agreed to sell 100% of the partnership interests in Capital C to various funds managed by EnerVest. Capital C owns all of the outstanding stock in the Company. The former general partner of Capital C was controlled by Carlyle/Riverstone Global Energy and Power Fund II, L.P.

On August 16, 2005, the EnerVest funds completed the acquisition of Capital C and the stock issued to Messrs. Becci and Winne under their compensation agreements for an aggregate cash purchase price of $116 million. The consideration necessary to complete the acquisition was derived from capital contributions from the EnerVest funds. Following the acquisition, the Company remains a wholly owned subsidiary of Capital C.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As provided by the acquisition agreement, all of the members of the board of directors of the Company resigned on August 16, 2005 and Capital C replaced the board with John B. Walker, James M. Vanderhider, Mark A. Houser, Ken Mariani and Matthew Coeny. Each such individual shall serve a term ending on the date of the annual meeting of shareholders to be held in 2006.

The Company’s management team remained with the Company following the Change in Control transaction with the exception of James A. Winne III, who resigned as Chairman and Chief Executive Officer of the Company, and Michael Becci, who resigned as director, President and Chief Operating Officer of the Company. Messrs. Winne and Becci have stated in their respective resignation letters that their resignations do not in any way imply or infer any dispute or disagreement relating to the Company’s operations, policies or practices.

On August 16, 2005, the board of directors of the Company appointed Mark A. Houser as Chairman and Chief Executive Officer and James M. Vanderhider as President and Chief Operating Officer. The Company does not anticipate entering into employment agreements with Messrs. Houser and Vanderhider.

Mark A. Houser, 43, is the Executive Vice President and Chief Operating Officer of EnerVest, a Houston-based privately held oil and gas operator and institutional funds manager. He has been with EnerVest since May 1999. Mr. Houser holds a petroleum engineering degree from Texas A&M University and MBA from Southern Methodist University.

James M. Vanderhider, 46, is the Executive Vice President and Chief Financial Officer of EnerVest and has been with EnerVest since March 1996. Mr. Vanderhider holds a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit Number - Title of Document

10.1 First Amended and Restated Credit and Guaranty Agreement, dated as of August 16, 2005, by and among Belden & Blake Corporation, as borrower, certain subsidiaries of Belden & Blake Corporation, as guarantors, various lenders signatory thereto, and BNP Paribas, as sole lead arranger, sole book runner, sole syndication agent and administrative agent

10.2 Schedule to the ISDA Master Agreement, dated as of June 30, 2004 and amended and restated as of August 16, 2005, by and between J. Aron & Company and Belden & Blake Corporation

10.3 Credit Support Annex to the Schedule to the ISDA Master Agreement, dated as of June 30, 2004 and amended and restated as of August 16, 2005, by and between J. Aron & Company and Belden & Blake Corporation

10.4 Compensation Agreement, dated as of August 16, 2005, by and between Belden & Blake Corporation and James A. Winne III

10.5 Compensation Agreement, dated as of August 16, 2005, by and between Belden & Blake Corporation and Michael Becci

10.6 Contingent Value Agreement, dated August 16, 2005, by and among, James A. Winne III, Michael Becci, Capital C Energy, LP, Capital C Energy Partners, L.P., EnerVest BB, L.P., EnerVest BB GP LLC and Belden & Blake Corporation

10.7 Subordinated Promissory Note, dated August 16, 2005, between Capital C Energy Operations, LP and Belden & Blake Corporation

99.1 Press Release dated August 17, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Belden & Blake Corporation

August 22, 2005	By:	/s/ Robert W. Peshek

Name: Robert W. Peshek
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	First Amended and Restated Credit and Guaranty Agreement, dated as of August 16, 2005, by and among Belden & Blake Corporation, as borrower, certain subsidiaries of Belden & Blake Corporation, as guarantors, various lenders signatory thereto, and BNP Paribas, as sole lead arranger, sole book runner, sole syndication agent and administrative agent
10.2	Schedule to the ISDA Master Agreement, dated as of June 30, 2004 and amended and restated as of August 16, 2005, by and between J. Aron & Company and Belden & Blake Corporation
10.3	Credit Support Annex to the Schedule to the ISDA Master Agreement, dated as of June 30, 2004 and amended and restated as of August 16, 2005, by and between J. Aron & Company and Belden & Blake Corporation
10.4	Compensation Agreement, dated as of August 16, 2005, by and between Belden & Blake Corporation and James A. Winne III
10.5	Compensation Agreement, dated as of August 16, 2005, by and between Belden & Blake Corporation and Michael Becci
10.6	Contingent Value Agreement, dated August 16, 2005, by and among, James A. Winne III, Michael Becci, Capital C Energy, LP, Capital C Energy Partners, L.P., EnerVest BB, L.P., EnerVest BB GP LLC and Belden & Blake Corporation
10.7	Subordinated Promissory Note, dated August 16, 2005, between Capital C Energy Operations, LP and Belden & Blake Corporation
99.1	Press Release dated August 17, 2005